Exhibit 10.70

HUNTSMAN CORPORATION

2016 STOCK INCENTIVE PLAN

Stock Unit Agreement for Outside Directors

Grantee:

Date of Grant:

SUA Grant Number:

Number of Stock Units Granted:

1.              Notice of Grant.  You are hereby granted pursuant to the Huntsman Corporation 2016 Stock Incentive Plan (the “Plan”) the number of Stock Units of Huntsman Corporation (the “Company”) set forth above, subject to the terms and conditions of the Plan and this Agreement.  A Stock Unit shall constitute a “Phantom Share” (within the meaning of the Plan) and shall represent an agreement by the Company to issue or transfer a share of the Company’s Common Stock to the Participant at the time specified in Section 4 below, subject to the terms of the Plan and this Agreement.

2.              DERs.  During the period that a Stock Unit remains “outstanding” pursuant to this Agreement (i.e., prior to the time Shares are issued under Section 4 below), an amount equivalent to the dividends and distributions made on a share of Common Stock during such period (“DERs”) shall be held by the Company without interest until the Stock Unit becomes payable or is forfeited and then shall be paid to you (in cash or in Shares) at the time specified in Section 4 or forfeited, as the case may be.

3.              Change of Control.  Upon a Change of Control, the provisions of Section 6(j)(ix) of the Plan shall apply.

4.              Issuance of Common Stock.  Upon your termination of employment with the Company for any reason, subject to Section 6 below, the Company shall cause Shares of Common Stock to be issued in your name without legend restrictions (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in cancellation of your Stock Units.  The Shares shall be issued as soon as administratively feasible following your termination of employment with the Company, but not later than 30 days thereafter. For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or an affiliate and, following a spin-off of any Subsidiary of the Company as a separate, publicly traded company (“SpinCo”), being an employee or a director of, or a consultant to, SpinCo or its affiliates.

5.              Nontransferability of Stock Units.  You may not sell, transfer, pledge, exchange, hypothecate or dispose of Stock Units or DERs in any manner.  A breach of these terms of this Agreement shall cause a forfeiture of the Stock Units and DERs.

6.              Withholding of Tax.  You acknowledge that you will consult with your personal tax advisor regarding the applicable federal, state, local or foreign tax consequences that arise in connection with this Agreement, the Stock Units and related DERs and any settlement thereof.  In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the

Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes are withheld or collected from you, if and to the extent required by applicable law.  You acknowledge and agree that you are solely responsible for any and all federal, state, local or foreign payroll, withholding, income or other taxes ordinarily paid by you as a result of receiving compensation and are not relying on the Company to provide any guidance or advice regarding the tax consequences of this Agreement, the Stock Units and related DERs and any settlement thereof.

7.              Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

8.              Amendment.  Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document.  This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

9.              Section 409A Compliance.  Notwithstanding any provisions of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A (due to qualifying as a short-term deferral or otherwise) shall be excluded from Section 409A to the maximum extent possible.  No payment shall be made under this Agreement if such payment would give rise to taxation under Section 409A to any person, and any amount payable under such provisions shall be paid on the earliest date permitted with respect to such provision by Section 409A and not before such date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. In addition, any payments to be made under this Agreement upon a termination of your employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

10.       General.  You agree that the Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

(Signature Page to Follow)

HUNTSMAN CORPORATION	GRANTEE

[Name]	[Name]
[Title]